Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Dan Keeney, APR
DPK Public Relations
832-467-2904
dan@dpkpr.com

ERHC Energy Inc. Announces Significant Progress toward Drilling in Joint Development Zone

Exploratory Drilling Expected to Begin During the Fourth Quarter in JDZ Block 4

HOUSTON, March 11, 2009 – ERHC Energy Inc. (OTCBB: ERHE), a publicly traded American company with oil and gas assets in the highly prospective Gulf of Guinea off the coast of West Africa, today announced that a deepwater drill ship has been secured for the Joint Development Zone (JDZ). ERHC’s announcement followed today’s disclosure by ERHC’s technical partner, Addax Petroleum (TSX:AXC and LSE:AXC), that it expects to take possession of the Deepwater Pathfinder by the end of the third quarter and begin exploration in JDZ Block 4 during the fourth quarter of 2009.

Owned by Deepwater Drilling LLC and managed by Transocean Inc., the Deepwater Pathfinder is a Samsung Heavy Industries and R&B Falcon designed dynamically-positioned drill ship that is capable of drilling in water depths up to 10,000 feet. In 2007, the Deepwater Pathfinder set the record for drilling in the deepest water depth offshore Nigeria at the time. The vessel drilled the Opukiri 1X well for Devon Energy offshore Nigeria in 2,766 m (9,075 ft) water depth. The rig entered service in 1998.

“The Deepwater Pathfinder is among the best rigs in the market, and securing the drill ship is testament to the commitment of ERHC’s technical partners toward accelerating exploration in the JDZ,” said ERHC Chief Operating Officer Peter Ntephe.

ERHC Energy has a 19.5 percent participating interest in JDZ Block 4, in which Addax is the operator. Last month, the independent engineering firm, Netherland, Sewell & Associates, Inc. (NSAI) released a Resources Assessment for ERHC that estimated ERHC's unrisked prospective resources in JDZ Block 4 totaled 231.6 million barrels of oil and 245 billion cubic feet of natural gas (P50). The NSAI report estimated ERHC risked prospective resources in JDZ Block 4 totaled 88.4 million barrels of oil and 86.2 billion cubic feet of natural gas (P50).

ERHC has 22 percent participating interest in JDZ Block 2, in which Sinopec is the operator. The NSAI report estimated ERHC's unrisked prospective resources in JDZ Block 2 totaled 77 million barrels of oil and 93.9 billion cubic feet of natural gas (P50). The NSAI report estimated ERHC risked prospective resources in JDZ Block 2 totaled 38.3 million barrels of oil and 47.9 billion cubic feet of natural gas (P50).

ERHC Energy also holds a participating interest in JDZ Block 3, a working interest in JDZ Blocks 5, 6 and 9, and preferential rights to participate in exploration and production activities in São Tomé & Principe’s Exclusive Economic Zone (EEZ).

About ERHC Energy
ERHC Energy Inc. is a Houston-based independent oil and gas company focused on growth through high impact exploration in the highly prospective Gulf of Guinea and the development of undeveloped and marginal oil and gas fields. ERHC is committed to creating and delivering significant value for its shareholders, investors and employees, and to sustainable and profitable growth through risk balanced smart exploration, cost efficient development and high margin production. For more information, visit www.erhc.com.

This press release contains statements concerning ERHC Energy Inc.’s future operating milestones, future drilling operations, the planned exploration and appraisal program, future prospects, future investment opportunities and financing plans, future shareholders’ meetings, response to the Senate Subcommittee investigation, developments in the SEC investigation of the Company and related proceedings, as well as other matters that are not historical facts or information.  Such statements are inherently subject to a variety of risks, assumptions and uncertainties that could cause actual results to differ materially from those anticipated, projected, expressed or implied.  A discussion of the risk factors that could impact these areas and the Company’s overall business and financial performance can be found in the Company’s reports and other filings with the Securities and Exchange Commission. These factors include, among others, those relating to the Company’s ability to exploit its commercial interests in the JDZ and the exclusive territorial waters of São Tomé and Príncipe, general economic and business conditions, changes in foreign and domestic oil and gas exploration and production activity, competition, changes in foreign, political, social and economic conditions, regulatory initiatives and compliance with governmental regulations and various other matters, many of which are beyond the Company’s control. Given these concerns, investors and analysts should not place undue reliance on these statements. Each of the above statements speaks only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any of the above statements is based.

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5444 Westheimer Road, Suite 1440 ▪ Houston, Texas 77056 ▪ Tel:  (713)-626-4700 ▪ Fax: (713)-626-4704 ▪ www.erhc.com